STOCKHOLDERS' AGREEMENT

         STOCKHOLDERS' AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this "Agreement") dated as of July 23, 2003 by and among Universal Access Global Holdings Inc., a Delaware corporation (the "Company"), CityNet Telecommunications Inc., a Delaware corporation ("CityNet"), ICG Holdings, Inc., Communication Ventures III, L.P., Communication Ventures III CEO & Entrepreneurs' Fund, L.P., ComVen III, L.L.C., Robert Pommer, Patrick Shutt and each party that executes a Joinder Agreement in the form of Exhibit A hereto (other than the Company, each, individually and together with each of their respective successors and assigns, a "Stockholder" and collectively the "Stockholders" and other than the Company and CityNet, each, individually and together with each of their respective successors and assigns, an "Other Stockholder" and collectively the "Other Stockholders").

                                   WITNESSETH
                                   ----------

                  WHEREAS, CityNet and Universal Access Global Holdings Inc., a Delaware corporation ("the Company"), are entering into a Stock Purchase Agreement (the "Purchase Agreement"), of even date herewith, pursuant to which CityNet will pay $16 million and transfer the Fiber Ring Assets to the Company in exchange for the Shares and the Company's assumption of the Assumed Liabilities. All terms not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

                  WHEREAS, as a condition to the willingness of CityNet to enter into the Purchase Agreement, CityNet has required each of the Stockholders, and in order to induce CityNet to enter into the Purchase Agreement, each Stockholder has agreed, to enter into this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.        DefinitIONS

                  As used herein, each of the following terms shall have the meaning set forth or referred to below:

                  "Affiliate" of any Person (hereinafter "first Person") shall mean (i) any other Person who, directly or indirectly, is in Control of, is Controlled by or is under common Control with such first Person; (ii) any Person who is a director or executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) of such first Person or any Person described in clause
(i) above; or (iii) any Person who is an Immediate Family Member of any Person described in clause (ii) above.

                  "Beneficially Own" shall mean with respect to any security to, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise have (i) voting power which includes the power to vote or to direct the voting of such security; and/or (ii) investment power which includes the power to dispose or to direct the disposition of such security.

                  "Board" shall mean the board of directors of the Company.

                  "Business Day" shall mean any day that is not a Saturday, Sunday or legal holiday on which banking institutions in the State of New York are authorized or obligated to close.

                  "CityNet Holders" shall mean CityNet and its Permitted Transferees.

                  "CityNet Termination Event" shall mean the time at which the CityNet Holders collectively Beneficially Own less than fifty percent (50%) of the Common Stock Beneficially Owned by CityNet on the date hereof (after adjustment to eliminate the effects of any stock splits, stock dividends, stock issuances/sales, dilutive transactions or other similar events). For purposes hereof, it is understood and agreed that the percentage of the total number of outstanding shares of Common Stock of the Company which is Beneficially Owned by CityNet shall have no bearing in determining whether a CityNet Termination Event has occurred.

                  "Common Stock" shall mean common shares (of any class or series), nominal value $0.01 per share, of the Company, and any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock.

                  "Control" of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

                  "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended.

                  "Fully Diluted Outstanding" shall mean, at any date, all Common Stock outstanding at such date and all Common Stock issuable in respect of options or warrants to purchase, or securities convertible (directly or indirectly) into, Common Stock outstanding on such date, whether or not such options, warrants or other securities are presently convertible or exercisable.

                  "Immediate Family Member" shall mean a Person's spouse, parent or lineal descendant (whether by blood or adoption) or a trust primarily for the benefit of any of the foregoing.

                  "Majority CityNet Holders" shall mean holders of a majority of the Common Stock held by the CityNet Holders.

                  "Other Stockholder Termination Event" shall mean the time at which the Other Stockholders and their Permitted Transferees collectively Beneficially Own less than fifty percent (50%) of the Common Stock Beneficially Owned by the Other Stockholders on the date hereof (after adjustment to eliminate the effects of any stock splits, stock dividends, stock issuances/sales, dilutive transactions or other similar events). For purposes hereof, it is understood and agreed that the percentage of the total number of outstanding shares of Common Stock of the Company which is Beneficially Owned by the Other Stockholders shall have no bearing in determining whether an Other Stockholder Termination Event has occurred.

                  "Permitted Transferee" shall mean, as to a Stockholder, a Person who is (a) an Affiliate of such Stockholder, (b) a stockholder, member or limited partner of a Stockholder (an "Indirect Stockholder") or (c) a stockholder, member or limited partner of an Indirect Stockholder.

                  "Person" shall mean any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization whether or not a legal entity, and any government or agency or political subdivision thereof.

                  "SEC" shall mean the Securities and Exchange Commission or any successor agency thereto administering federal securities laws.

                  "Securities" shall mean Common Stock and options, warrants and other rights to subscribe for, and securities convertible into or exchangeable or exercisable for, Common Stock. "Security" shall refer to the singular form of Securities.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

                  "Transfer" shall mean any direct or indirect, voluntary or involuntary, sale, assignment, gift, pledge, encumbrance or other transfer (whether outright or conditional) of any Securities, and the terms "Transfers" and "Transferred" shall have meanings correlative to the foregoing.

                  "Transferee" shall mean a Person to whom Securities have been Transferred.

                  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. The word "or" is not exclusive and the word "including" means "including without limitation."

SECTION 2.        Transfers of Securities

                  2.1. Lockup. For a period of twelve (12) months following the date hereof, except as otherwise agreed to by the vote of a majority of the Board, no Stockholder shall Transfer any Securities, provided, however, that the restriction contained in this Section 2.1 shall not apply to (a) those Transfers set forth on Schedule B, annexed hereto, or (b) a Transfer to a Permitted Transferee of the Transferring Stockholders, in each case, only if the Transferee in respect of such Transfer executes a Joinder Agreement to this Agreement in the form attached hereto as Exhibit A, whereby it agrees to be bound by terms of this Agreement, including, without limitation, this Section
2.1. Nothing in this Section 2.1 shall create any obligation on the part of the Board, the Company or any other party to consent or agree to any Transfer of Securities, or other waiver of the provisions of this Agreement, such decision to be made in the sole discretion of such parties. Notwithstanding anything in this Section 2.1 to the contrary, in the event that the Board approves any Transfer of Securities by a CityNet Holder during the twelve-month lockup described above, subject to the fiduciary duties of the Board, each Other Stockholder shall be permitted to Transfer the equivalent percentage of Securities owned by such Other Stockholder as the percentage of Securities owned by such CityNet Holder represented by the Securities that were Transferred pursuant to such Board approval, provided that any Transfer by Other Stockholders pursuant to this sentence shall be on terms that are substantially the same (or more advantageous to the Transferring Other Stockholder) and for an equal or greater price, as the Transfer by a CityNet Holder giving rise to this right. The Board, in each case that a CityNet Holder Transfers Securities with approval of the Board pursuant to this Section 2.1, shall notify each of the Other Stockholders of such Transfer by a CityNet Holder during the twelve-month lockup period.

                  2.2. Restrictions on Transfer. At all times when this Agreement is in effect with respect to the transferring Stockholder, no Stockholder shall Transfer any Securities to any Person other than (i) through a public sale of Securities or any sale permitted under Rule 144 promulgated under the Securities Act) or (ii) to a Transferee that executes a Joinder Agreement to this Agreement in the form attached hereto as Exhibit A.

                  2.3. Non-Compliant Transfers Void. Any Transfer not in compliance with this Section 2 shall not be effective and shall not be recognized by the Company.

SECTION 3.        Additional Obligations

                  3.1. Board of Directors.

                  (a) (i) The rights of the CityNet Holders under this Section
         3.1 (including, without limitation, to designate directors, remove directors, consent to changes in the size of the Board and have representation on committees of the Board), but not their obligations hereunder, shall cease upon the occurrence of a CityNet Termination Event.

                      (ii) The rights of the Other Stockholders under this
         Section 3.1 (including, without limitation, to designate directors, remove directors and consent to changes in the size of the Board), but not their obligations hereunder, shall cease upon the occurrence of a Other Stockholder Termination Event.

                  (b) Unless otherwise agreed to by (x) the Majority CityNet Holders and (y) holders of a majority of the Common Stock held by the Other Stockholders, the Board of the Directors of Company shall consist of nine (9) members. The Stockholders hereby agree to take all actions reasonably necessary or desirable within their power (including, but not limited to, the voting of shares of Common Stock owned by them, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all reasonably necessary or desirable actions within its control

(including, without limitation, calling special board and stockholder meetings), to effectuate and carry out the provisions of this Section 3.1.

                  (c) The CityNet Holders shall be entitled to designate five
(5) members of the Board (the "CityNet Designees"), one (1) of whom shall be a Class I Director, two (2) of whom shall be Class II Directors and two (2) of whom shall be Class III Directors, as such terms are defined in the Bylaws of the Company, provided that at least two (2) of the CityNet Designees shall satisfy the criteria to be an "independent director" as defined by any applicable rules of the NASDAQ Stock Market (or the primary stock exchange on which the Common Stock is then listed, if any).

                  (d) The members of the Board who are not CityNet Designees (the "Company Designees") shall include such individuals so as to be in compliance with applicable law, regulation and rules of the NASDAQ Stock Market (or the primary stock exchange on which the Common Stock is then listed, if any).

                  (e) In accordance with Rule 14f-1 promulgated under the Exchange Act, four (4) CityNet Designees will become members of the Board on the date hereof, and one (1) CityNet Designee will become a member of the Board ten
(10) days after the Company files and mails to record holders of the Common Stock a 14f-1 information statement. Ten (10) days after the filing and mailing of such information statement, the members of the Board shall consist of:

                  (i) Ronald Kaufman as the CityNet Designee to be a Class I Director, William J. Elsner and Anthony L. Coelho as CityNet Designees to be Class II Directors, Fred Vierra and Anthony S. Daffer as CityNet Designees to be Class III Directors, of which Messrs. _________ and _________ each qualify as an "independent director" under the currently applicable NASDAQ definition; and

                  (ii) Anthony P. Dolanski and Carolyn F. Katz as Company Designees to be Class I Directors, Randall R. Lay as a Company Designee to be a Class II Director and H. Robert Gill as a Company Designee to be a Class III Director, of which Messrs. Dolanski and Gill and Ms. Katz qualify as "independent directors" under the currently applicable NASDAQ definition.

                  (f) A CityNet Designee may only be removed from the Board upon the agreement of the Majority CityNet Holders. A Company Designee may only be removed from the Board upon the agreement of holders of a majority of the Common Stock held by the Other Stockholders.

                  (g) In the event that any vacancy is created on the Board by reason of the death, resignation or removal of any CityNet Designee, such vacancy shall be filled by a substitute director designated by the CityNet Holders. In the event that any vacancy is created on the Board by reason of the death, resignation or removal of any Company Designee, such vacancy shall be filled by a substitute director designated by holders of a majority of the Common Stock held by the Other Stockholders. Each of the Stockholders shall cause its designated directors to elect the person designated to fill any such vacancy.

                  (h) The Stockholders hereby agree to vote all of the voting securities of the Company owned by them for the election of the directors designated in accordance with Sections 3.1(c) and 3.1(d), for the removal of directors in accordance with Section 3.1(f) or to cause the directors then in office to elect replacements in the case of a vacancy in accordance with Section 3.1(g) and otherwise in accordance with this Section 3.1.

                  (i) Provided that one or more of the CityNet Designees meet the requirements (under applicable law, SEC rules and regulation and the rules of NASDAQ or the primary exchange on which the Common Stock is listed) to serve on any committee of the Board (including, without limitation, the audit committee, the nominating committee and the compensation committee), the CityNet Designees shall be entitled to representation on each such committee at least proportionate to their representation on the Board.

                  3.2. Certain Restrictions. No Stockholder shall grant any proxy, enter into or agree to be bound by any voting trust agreement or arrangement of any kind with respect to any voting Securities, or enter into any stockholder agreements or arrangement of any kind with respect to any Securities, any of which is inconsistent with the provisions of this Agreement, including, but not limited to, any agreement or arrangement with respect to the voting of voting securities of the Company, nor shall any Stockholder act as a member of a group or in concert with any other Person in connection with the acquisition of any Securities in any manner inconsistent with the provisions of this Agreement.

                  3.3. Directors' and Officers' Liability Insurance. The Company shall maintain directors' and officers' liability insurance coverage in form, dollar limits and types of claims covered of at least equal to that of the directors' and officers' liability insurance currently maintained by the Company and from insurers having a "financial strength" rating from A.M. Best (or an equivalent rating agency) of A- or better.

SECTION 4.        Miscellaneous Provisions

                  4.1. Term. This Agreement shall take effect on the date of execution by each Stockholder and shall terminate on the occurrence of a CityNet Termination Event.

                  4.2. Specific Performance. Each of the parties hereto acknowledges and agrees that the other would be irreparably damaged in the event any of the provisions of this Agreement were not performed by the other in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to redress the breaches of this Agreement and to specifically enforce the terms and provisions hereof in any action instituted in any court having jurisdiction, subject to Section 4.4, in addition to any other remedy to which such party may be entitled at law or in equity.

                  4.3. Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

                  4.4. Governing Law; Jurisdiction.

                  (a) This Agreement shall be construed under and governed by the internal laws of the state of Delaware without regard to its conflict of laws provisions.

                  (b) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction, of the federal and state courts sitting in the state of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein). Service of process upon any party hereto in any action, suit or proceeding arising in connection with this Agreement may be made anywhere in the world. Any such process or summons to be served upon any of the parties (at the option of the party bringing such action, proceeding or claim) may be served by transmitting a copy thereof, by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 4.6 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the party so served in any action, proceeding or claim. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

                  4.5. Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and each Stockholder; this Agreement does not create, and shall not be construed as creating, any rights enforceable by any other Person. If any involuntary Transferee acquires Securities in any manner, whether by operation of law or otherwise, such Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Securities, such Person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement.

                  4.6. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, if by hand delivery, upon receipt, if sent by nationally recognized overnight courier service, one day after deposit with such, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

                  If to CityNet:

                  CityNet Telecommunications, Inc.
                  8405 Colesville Road
                  6th Floor
                  Silver Spring, Maryland 20910
                  Attention:  General Counsel
                  Facsimile:  301-608-8121

                  With a copy to:

                  McDermott, Will & Emery

                  50 Rockefeller Plaza
                  New York, NY 10020
                  Attention:  Mark Selinger
                  Facsimile:  212-547-5444

                  If to the Company:

                  Universal Access Global Holdings Inc.
                  233 S. Wacker Drive, Suite 600
                  Chicago, IL 60606
                  Attention:  Scott Fehlan
                  Facsimile: 312-660-1290

                  With a copy to:

                  Shefsky & Froelich Ltd.
                  444 N. Michigan Avenue, Suite 2500
                  Chicago, IL 60611
                  Attention: Michael J. Choate
                  Facsimile: 312-527-5921

                  If to an Other Stockholder, the address of such Stockholder in the records of the Company.

                  Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representative.

                  4.7. Entire Agreement; Amendment. This Agreement is complete, reflects the entire agreement of the parties with regard to its subject matter, supersedes all previous written or oral negotiations, commitments and writings between the parties hereto with respect to the subject matter hereof, if any, and, except as otherwise provided herein, may not be amended, supplemented or discharged except by an instrument in writing signed in any such case (a) by the Majority CityNet Holders and (b) by the holders of a majority of the Common Stock held by the Other Stockholders.

                  4.8. Waiver. Any waiver by any party of a breach of any provisions of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be evidenced by a writing signed by the party against whom the waiver is sought to be enforced.

                  4.9. Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

                  4.10. Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

                  4.11. Expenses. Each of the parties shall pay its own expenses in connection with the negotiation, execution and performance of the Agreement.

                  4.12. Effect of Headings. The section headings herein are for convenience only and shall not affect the meaning or interpretation of this Agreement.

                  4.13. Inspection. So long as this Agreement is in effect, this Agreement shall be made available for inspection by any holder of Common Stock at the Company's principal offices. The Company shall send a copy of this Agreement to any legitimately interested party without charge upon receipt of a written request therefor.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.



                                           CITYNET TELECOMMUNICATIONS INC.


                                           By:______________________________
                                           Name:
                                           Title:

                                           UNIVERSAL ACCESS GLOBAL HOLDINGS INC.


                                           By:______________________________
                                           Name:
                                           Title:





                            [CONTINUED ON NEXT PAGE]

                                           ICG HOLDINGS, INC.


                                           By:__________________________________
                                           Name:
                                           Title:

                                           Number of shares of Common Stock
                                           held by such Stockholder: 21,664,124

                                           [ADDRESS]
                                           [ADDRESS]


                                           COMMUNICATIONS VENTURES III, L.P.


                                           By:__________________________________
                                           Name:
                                           Title:

                                           Number of shares of Common Stock
                                           held by such Stockholder: 12,390,375

                                           [ADDRESS]
                                           [ADDRESS]

                                           COMMUNICATIONS VENTURES III CEO &
                                           ENTREPRENEURS' FUND, L.P.


                                           By:__________________________________
                                           Name:
                                           Title:

                                           Number of shares of Common Stock
                                           held by such Stockholder: 625,221

                                           [ADDRESS]
                                           [ADDRESS]


                                           COMVEN III, L.L.C.


                                           By:__________________________________

                                           Name:
                                           Title:

                                           Number of shares of Common Stock
                                           held by such Stockholder: ___________

                                           [ADDRESS]
                                           [ADDRESS]


                                           ROBERT J. POMMER, JR.


                                           By:__________________________________
                                           Name:

                                           Number of shares of Common Stock
                                           held by such Stockholder: 150,000

                                           [ADDRESS]
                                           [ADDRESS]





                                           PATRICK C. SHUTT


                                           By:__________________________________
                                           Name:

                                           Number of shares of Common Stock
                                           held by such Stockholder: ___________

                                           [ADDRESS]
                                           [ADDRESS]

                                    EXHIBIT A


                            FORM OF JOINDER AGREEMENT
                            -------------------------

                  AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the "Agreement"), dated as of [__________ __], 2003, is made by [INSERT JOINING PARTY] (the "Joining Party").

                                    RECITALS:
                                    ---------

                  WHEREAS, pursuant to that certain Stockholders' Agreement (the "Stockholders' Agreement"), dated as of [________ __], 2003, a copy of which is attached hereto as Appendix 1, by and between Universal Access Global Holdings Inc. (the "Company"), CityNet Telecommunications, Inc., ICG Holdings, Inc., Communication Ventures III, L.P., Communication Ventures III CEO & Entrepreneurs' Fund, L.P., ComVen III, L.L.C., Robert Pommer, Patrick Shutt and each signatory to a Joinder Agreement in the form hereof, parties thereto have agreed, inter alia, to vote their voting securities in the Company in the manner set forth in Stockholders' Agreement; and

                  WHEREAS, the Joining Party wishes to purchase securities of the Company in accordance with the terms and conditions set forth in the Stockholders' Agreement.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

                  1. Joinder to Stockholders' Agreement. The Joining Party hereby joins in the Stockholders' Agreement and agrees to be bound thereunder as if the Joining Party were an original party thereto.

                  2. Entire Agreement. The Joining Party hereby acknowledges that this Agreement and the Stockholders' Agreement embody the entire agreement and understanding of the Joining Party and the other parties to the Stockholders' Agreement in respect of the subject matter contained herein or therein. There are no agreements, representatives, warranties or covenants other than those expressly set forth herein or therein. This Agreement and the Stockholders' Agreement supersede all prior agreements and understandings between the parties hereto, whether written or oral, express or implied, with respect to such subject matter herein or therein.

                  3. Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

                  4. Binding Effect. This Agreement shall take effect as of the date and year first above written and shall be binding upon the parties hereto and shall be binding on their respective heirs, executors, administrators, personal representatives, successors and assigns, as the case may be. The parties hereto may not assign or transfer any of their rights or obligations under this Agreement.

                  5. Governing Law. This Agreement shall be construed under and governed by the internal laws of the state of Delaware without regard to its conflict of laws provisions.

                  IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date set forth above by its duly authorized representative.

                                                     [JOINING PARTY]


                                                     By:________________________
                                                        Name:
                                                        Title:

                                   SCHEDULE B
                                   ----------


1.       Patrick Shutt to transfer up to 120,000 shares of Common Stock to Tom
Kapsalis

2. Robert Pommer to transfer up to a total of 60,000 shares of Common Stock to Patrick Shutt and/or Tom Kapsalis.